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                                                         EXHIBIT 23



                   INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Willbros Group, Inc.:

We consent to incorporation by reference in the registration statements Nos. 333-18421 and 333-21399 on Form S-8 of Willbros Group, Inc. of our report dated January 31, 1998, relating to the consolidated balance sheets of Willbros Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which reports are incorporated by reference in the December 31, 1997 annual report on Form 10-K of Willbros Group, Inc.



                                   KPMG PEAT MARWICK










Panama City, Panama
March 27, 1998